Filed Pursuant to Rule 424(b)(3)

File Number 333-173514; 333-165975; 333-158745; 333-150885

Supplement No. 7

(To prospectus dated April 27, 2011)

NCO GROUP, INC.

$165,000,000 Floating Rate Senior Notes due 2013

$200,000,000 11.875% Senior Subordinated Notes due 2014

This prospectus supplement No. 7 supplements and amends the prospectus dated April 27, 2011, as supplemented and amended by prospectus supplement No. 1 dated May 13, 2011, prospectus supplement No. 2 dated May 31, 2011, prospectus supplement No. 3 dated July 8, 2011, prospectus supplement No. 4 dated August 11, 2011, prospectus supplement No. 5 dated August 15, 2011 and prospectus supplement No. 6 dated October 6, 2011 (the “Prospectus”).  This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.

On October 18, 2011, NCO Group, Inc. filed with the Securities and Exchange Commission a current report on form 8-K which included the attached information.

The date of this prospectus supplement is October 18, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 14, 2011

NCO Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-173514; 333-165975; 333-150885; 333-158745	02-0786880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

507 Prudential Road, Horsham, Pennsylvania	19044
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 441-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 – Regulation FD Disclosure

The information set forth in Item 8.01 below is incorporated by reference into this Item 7.01.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01 – Other Events

As previously disclosed, APAC Customer Services, Inc. (“APAC”), a leader in global outsourced services and solutions, and One Equity Partners (“OEP”), the majority stockholder of NCO Group, Inc. (referred to as “us” or the “Company”), entered into a definitive merger agreement on July 6, 2011, under which an affiliate of OEP would acquire 100 percent of APAC, through an all-cash transaction with an aggregate equity value of approximately $470 million. OEP has informed us that the transaction closed on October 14, 2011. OEP has further informed us that, OEP intends to continue to, as previously disclosed, seek to combine APAC with the Company to build market leadership in business process outsourcing and customer care solutions. The terms of any such combination have not been finalized and there can be no assurance that any such combination will be completed or if completed, the terms or timing of any such combination. We may have to borrow money, incur liabilities, or sell or issue stock as part of any combination and we may not be able to do so on terms favorable to us. Additional borrowings and liabilities may have a materially adverse effect on our liquidity and capital resources. Completing any such combination involves a number of risks, including diverting management’s attention from our daily operations, the use of additional management, operational and financial resources, system conversions, and the inability to maintain key pre-combination relationships with customers, suppliers and employees. We might not be able to successfully integrate the combination into our business or operate the combined businesses profitably, and we may be subject to unanticipated problems and liabilities of APAC. On October 14, 2011, APAC issued a press release announcing the acquisition by OEP. A copy of the press release is attached hereto as Exhibit 99.1.

Certain statements in this current report, including, without limitation, statements as to a potential combination with APAC, statements as to the Company’s or management’s beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2010, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Item 9.01 – Financial Statements and Exhibits

(d)                     Exhibits

No.	Description

99.1	Press Release dated October 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCO GROUP, INC.

Date: October 17, 2011	By:	/s/ John R. Schwab
	Name:	John R. Schwab
	Title:	Executive Vice President, Finance and
Chief Financial Officer

EXHIBIT INDEX

No.	Description

99.1	Press Release dated October 14, 2011.

Exhibit 99.1

APAC Customer Services Acquired by One Equity Partners

•                                          APAC shareholders receive $8.55 per share

•                                          Total purchase price of approximately $470 million

BANNOCKBURN and CHICAGO, IL, October 14, 2011 — APAC Customer Services, Inc. (“APAC”) (Nasdaq: APAC), a leader in global outsourced services and solutions, announced today it was acquired by One Equity Partners (“One Equity” or “OEP”) the private investment arm of JPMorgan Chase & Co.

One Equity Partners paid APAC stockholders $8.55 per share in cash, which represents a premium of approximately 57% over APAC’s closing share price on July 6, 2011, the last trading day prior to the announcement of the transaction.

One Equity Partners is the majority owner of NCO Group, Inc., a leading global provider of business process outsourcing services.  As previously disclosed, OEP intends to continue to seek to combine APAC with NCO Group to build market leadership in business process outsourcing and customer care solutions.

Tom Kichler, Managing Director at One Equity Partners, commented, “We look forward to helping APAC build on its record of delivering great customer experiences.”

Kevin Keleghan, APAC’s President and CEO, commented, “OEP’s acquisition of APAC has been well received and supported by our customers and our people.  We are proud of the great company and shareholder value that we have built, and we appreciate the support of our Board and shareholders.”

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (NASDAQ: APAC) is a leading provider of quality customer care services and solutions to market leaders in healthcare, business services, communications, media & publishing, travel & entertainment, financial services and technology industries.  APAC partners with its clients to deliver custom solutions that enhance bottom-line performance.  For more information, call 1-800-OUTSOURCE.  APAC’s comprehensive web site is http://www.apaccustomerservices.com.

About One Equity Partners

One Equity Partners is the private investment arm of JPMorgan Chase & Co. and manages over $10.5 billion in commitments and investments solely for the bank. OEP enters into long-term partnerships with companies to create sustainable value through long-term growth driven both organically and inorganically. Founded in 2001, OEP has 39 investment professionals in New York, Chicago, Silicon Valley, Frankfurt, Hong Kong and elsewhere around the globe. Visit www.oneequity.com for more information.

About NCO Group, Inc.

NCO Group, Inc. is a leading global provider of business process outsourcing services, primarily focused on accounts receivable management and customer relationship management. NCO provides services through over 100 offices throughout North America, Asia, Europe and Australia. Visit www.ncogroup.com/ for more information.

Forward-Looking Statements

Statements in this press release regarding the transaction between APAC and OEP, future financial and operating results, benefits of the transaction, the potential combination of APAC with NCO, the consequences of such potential combination and any other statements by management of APAC, OEP and NCO concerning future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based.  Statements that are not historical facts, including statements about the beliefs and expectations of the Company and its management are forward-looking statements.  All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected.  Such statements are based upon the current beliefs and expectations of management.  APAC and OEP intend its forward-looking statements to speak only as of the date on which they were made.  APAC and OEP expressly undertake no obligation to update or revise any forward-looking statements as a result of changed assumptions, new information, future events or otherwise.

The terms of a potential combination of APAC and NCO have not been finalized and there can be no assurance that any such combination will be completed or the terms or timing of any such combination.  Certain reasons that may cause actual APAC results to differ from historic results or those expressed or implied in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011 and its subsequent filing on Form 10-Q for the fiscal quarter ended July 3, 2011. APAC filings are available under the investor relations section of its website at http://www.apaccustomerservices.com and on a website maintained by the SEC at http://www.sec.gov.

Company Contact:	Investor Relations Contact:
Andrew B. Szafran	Harriet Fried / Jody Burfening
Senior Vice President and Chief Financial Officer	Lippert/Heilshorn & Associates
APAC Customer Services, Inc.	212-838-3777
847-374-1949	HFried@lhai.com

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